UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 20, 2014
Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland
(Address of principal executive offices, including zip code)
011-353-1-634-7800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On February 25, 2014, Jazz Pharmaceuticals Public Limited Company (the “Company”) issued a press release (the “Press Release”) announcing financial results for the Company for the full year and fourth quarter ended December 31, 2013. A copy of the Press Release is furnished as Exhibit 99.1 to this current report.
The information in this Item 2.02 and in the Press Release furnished as Exhibit 99.1 to this current report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the Press Release furnished as Exhibit 99.1 to this current report shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On February 20, 2014, Kathryn E. Falberg notified Jazz Pharmaceuticals plc (the “Company”) of her decision to resign from her position as Executive Vice President and Chief Financial Officer, effective as of March 9, 2014 (the “Resignation Date”). The Company will retain Ms. Falberg as a consultant to the Company for a defined transition period following the Resignation Date in connection with the transition of her responsibilities to Matthew Young, who will succeed Ms. Falberg as reported below.
(c)    On February 24, 2014, Matthew Young, currently the Company’s Senior Vice President, Corporate Development, was appointed as the Company’s Chief Financial Officer effective immediately on the Resignation Date. Mr. Young, age 44, has served as the Company’s Senior Vice President, Corporate Development since April 2013. Prior to joining the Company, Mr. Young worked in investment banking for approximately 20 years. From February 2009 to April 2013, Mr. Young served as a managing director in global healthcare of Barclays Capital Inc., an investment banking firm, where his role included acting as the co-head of life sciences at Barclays Capital. Prior to that, Mr. Young served as a managing director of both Citigroup Global Markets Inc. (from 2007 to 2008) and Lehman Brothers Inc. (from 2003 to 2007), both investment banking firms. Before that, since 1992, Mr. Young served in various capacities at other investment banking firms. Mr. Young received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania. There are no family relationships among Mr. Young and any other executive officers or directors of the Company.
There have been no new compensatory or other material arrangements entered into, or modifications to existing compensatory arrangements entered into, nor were there any grants or awards made to, Mr. Young in connection with his appointment as the Company’s Chief Financial Officer. Mr. Young will continue to be compensated pursuant to his existing compensatory arrangements until such time as the Compensation Committee of the Company’s Board of Directors determines the appropriate compensation for his new role at its next regular meeting. Mr. Young’s current compensatory arrangements include his continued eligibility for annual or other grants under the Company’s 2011 Equity Incentive Plan (“2011 EIP”) and his continued participation in the Company’s Amended and Restated Executive Change in Control and Severance Benefit Plan and the Company’s cash bonus plan (the “Bonus Plan”), each of which compensatory plans are described under the heading “Executive Compensation” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on June 12, 2013. Under the terms of an employment offer letter from the Company to Mr. Young, Mr. Young was entitled to an initial annual base salary of $350,000 (currently $360,500) and a hiring bonus of $50,000, and is also eligible under the Bonus Plan to receive an annual performance bonus, currently targeted at 40% of his annual base salary. Mr. Young’s cash bonus award under the Bonus Plan for 2013 was $185,000. In connection with the commencement of Mr. Young’s employment with the Company, he was granted a stock option award to purchase 24,000 of the Company’s ordinary shares (the “Option”) and a restricted stock unit (“RSU”) award covering 12,000 of the Company’s ordinary shares, in each case under the 2011 EIP and the standard forms of award agreements thereunder. The Option carries an exercise price of $58.72, equal to the fair market value of the Company’s ordinary shares on the grant date, with the ordinary shares subject to the Option vesting over four years, with 25% vesting one year after his employment start date and the remainder vesting in equal monthly installments thereafter. The RSU granted to Mr. Young will vest in four equal annual installments on the anniversary of the grant date.
In connection with his appointment, we expect that Mr. Young will enter into the Company’s standard indemnification agreement which requires the Company, under the circumstances and to the extent provided for therein, to indemnify Mr. Young to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by Mr. Young as a result of Mr. Young being made a party to certain actions, suits, proceedings and other actions by reason of the fact that

Mr. Young is or was a director, officer, employee, consultant, agent or fiduciary of the Company or any of its subsidiaries or other affiliated enterprises.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated February 25, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper
Executive Vice President and General Counsel
Date: February 25, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 25, 2014.